EXHIBIT 3.3

PALATIN TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

PALATIN TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 8,100,000 shares of Preferred Stock of the Corporation designated as “Series B Convertible Redeemable Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Amendment” means the amendment to the Certificate of Incorporation to, after the date hereof, effect the Reverse Stock Split.

“Authorized Stockholder Approval” means the earlier of (i) the date on which approval of the Amendment by the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter has been obtained and (ii) the Outside Date.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

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“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the outstanding voting securities of the Corporation (other than by means of the issuance or sale of Series B Preferred Stock or Series C Preferred Stock or any shares issued upon conversion or exchange thereof), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of surviving entity (or, if the surviving entity is a direct or indirect wholly-owned subsidiary of any Person following such transaction, the ultimate parent entity of the surviving entity), or (c) the Corporation sells, leases or exchanges all or substantially all of its assets to another Person.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, $0.01 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified, converted or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

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“Equity Conditions” means, during the period in question, (a) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Series B Preferred Stock, (b)(i) there is an effective registration statement pursuant to which either (A) the Corporation may issue Conversion Shares or (B) the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and reasonably acceptable to the Transfer Agent and the affected Holder or (iii) all of the Conversion Shares may be issued to the Holder pursuant to Section 3(a)(9) of the Securities Act and immediately resold without restriction, (c) the Common Stock is trading on a Trading Market and all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are listed or quoted for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (e) Authorized Stockholder Approval shall have been received and be effective, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (g) there has been no public announcement of a pending or proposed Change of Control Transaction or similar fundamental transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information and (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any.

“Escrow Agreement” means the escrow agreement to be entered into concurrently with the Purchase Agreement, by and among the Corporation, the Holders and the escrow agent party thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Forced Conversion Date” shall have the meaning set forth in Section 8(b).

“Forced Conversion Notice” shall have the meaning set forth in Section 8(b).

“Forced Conversion Notice Date” shall have the meaning set forth in Section 8(b).

“General Corporation Law” means the General Corporation Law of the State of Delaware.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Loan Agreement” shall mean the Loan and Security Agreement, dated on or about the date of the original filing of this Certificate of Designation with the Delaware Secretary of State, by and among the Corporation, each Subsidiary (as defined therein) party thereto, Pontifax Madison Finance (Israel) L.P., Pontifax Madison Finance (Cayman) L.P., and Pontifax Madison Finance G.P., L.P., as the same may be amended, modified or supplemented from time to time.

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“Mandatory Conversion” shall have the meaning set forth in Section 8(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 8(a).

“Notes” means the Term Notes issued pursuant to the Loan Agreement.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

“Outside Date” has the meaning ascribed thereto in the Purchase Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the date of the original filing of this Certificate of Designation with the Delaware Secretary of State, among the Corporation and each Purchaser (as defined therein), as amended, modified or supplemented from time to time in accordance with its terms.

“Reverse Stock Split” means the reverse stock split of the Corporation’s Common Stock that is effected by the Corporation’s filing of the Amendment with and acceptance by the Secretary of the State of Delaware.

“Reverse Stock Split Date” means the date on which the Amendment to effectuate the Reverse Stock Split is filed and accepted by the Secretary of State of the State of Delaware and a copy thereof is furnished to Holder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” shall have the meaning set forth in Section 2.

“Series C Preferred Stock” shall mean the Series C Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“Series C Preferred Stock Certificate of Designation” means the Certificate of Designation of the Series C Convertible Redeemable Preferred Stock of the Corporation, dated as of the date hereof.

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“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series B Preferred Stock purchased pursuant to the Purchase Agreement as specified therein.

“Subsidiary” means any corporation, limited liability company, partnership (general or limited), statutory trust or other entity or organization of which (x) in the case of a corporation, the Corporation holds, directly or indirectly, a majority of the outstanding voting securities entitled to vote in the election of directors generally, or (y) in the case of any other entity or organization, a majority of the voting power of such other entity is held, directly or indirectly, by the Corporation.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Series C Preferred Stock Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement, Loan Agreement, the Notes, the Escrow Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Transfer” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, (i) the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any shares of Series B Preferred Stock (or any right, title or interest thereto or therein), (ii) the deposit of any shares of Series B Preferred Stock into a voting trust or the granting of any proxies or entry into a voting agreement, power of attorney or voting trust with respect to any such shares (except to the extent otherwise provided by the Purchase Agreement) or (iii) any agreement, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii).

“Transfer Agent” means American Stock Transfer & Trust Company, and any successor transfer agent of the Corporation.

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Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred Stock”) and the number of shares of such series shall be 8,100,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series B Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series B Preferred Stock shall have a par value of $0.01 and a stated value equal to the quotient obtained by dividing the aggregate Subscription Amount (as defined in the Purchase Agreement) in respect of the Series B Preferred Stock by the number of shares of Series B Preferred Stock issued pursuant to the Purchase Agreement (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as converted to Common Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

Section 4. Voting Rights. Except as otherwise required by the General Corporation Law or as expressly provided herein, the Holders of Series B Preferred Stock, as such, shall be entitled to vote solely with respect to (x) the proposal to adopt the Amendment and (y) any proposal to adjourn the meeting of stockholders at which the proposal to adopt the Amendment is submitted to stockholders (and, for the avoidance of doubt, shall have no other voting rights). Except as otherwise provided by the General Corporation Law, on any matter on which the Holders of Series B Preferred Stock are entitled to vote, such Holders shall vote together as a single class with the holders of Common Stock and any other class or series of capital stock of the Corporation entitled to vote on such matter. On each matter submitted to a vote of the Holders of Series B Preferred Stock, each share of Series B Preferred Stock outstanding on the record date for determining stockholders entitled to vote on such matter shall have a number of votes equal to the number of shares of Common Stock into which such share is convertible as of the Original Issue Date (disregarding, for such purposes, any limitations on conversion set forth herein).

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), prior and in preference to any distribution to the holders of the Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock as to distributions upon a Liquidation, the Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders an amount per share equal to the Stated Value of each outstanding share of Series B Preferred Stock plus an amount equal to any dividends that have been declared on such share but not yet paid, and no more.

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Section 6. Conversion.

a) Conversions at Option of Holder. Subject to Section 6(d), each share of Series B Preferred Stock shall be convertible, solely during the period from and after the Reverse Stock Split Date and until the thirtieth (30th) calendar day following the Reverse Stock Split Date (the “Conversion Period”), at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price. Holders shall effect any such conversion by delivering to the Corporation a conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be as of the close of business on the Business Day that such Notice of Conversion is delivered to the Corporation, or if such day is not a Business Day or if the Notice of Conversion is delivered after regular business hours, the next Business Day. From and after the Conversion Date, until presented for transfer or exchange, certificates that previously represented shares of Series B Preferred Stock shall represent, in lieu of the number of shares of Series B Preferred Stock previously represented by such certificate, the number of shares of Series B Preferred Stock, if any, previously represented by such certificate that were not converted pursuant to the Notice of Conversion, plus the number of shares of Conversion Shares into which the shares of Series B Preferred Stock previously represented by such certificate were converted. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.

b) Conversion Price. The conversion price for the Series B Preferred Stock shall equal $0.45, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion

i

Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series B Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions. The Corporation shall use its reasonable best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

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ii.

Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation.

iii.

Reservation of Shares Issuable Upon Conversion. From and after the Reverse Stock Split Date and until no shares of Series B Preferred Stock remain outstanding, the Corporation covenants that it will use its best efforts to cause a number of its authorized and unissued shares of Common Stock to be available for issuance upon conversion of the Series B Preferred Stock as herein provided. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

v.

Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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d) Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series B Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 6(d) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series B Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series B Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series B Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by the Corporation or the Holder and upon issuance of the Series B Preferred Stock by the Corporation, and the purchase thereof by the Holder, in accordance with the Purchase Agreement, each of the Corporation and the Purchaser shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this Section 6(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series B Preferred Stock.

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Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective (x) in the case of a dividend or distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and (y) in the case of a subdivision, combination or reclassification, immediately after the effective date of such subdivision, combination or reclassification. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series B Preferred Stock.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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g) Notice of Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Mandatory Conversion and Forced Conversion.

a) Mandatory Conversion. Notwithstanding anything herein to the contrary, subject to Section 8(c), on the Reverse Stock Split Date or, if all of the Equity Conditions are not satisfied on the Reverse Stock Split Date, on the first such date after the Reverse Stock Split Date, if and only if such date is within and no later than fifteen (15) Trading Days after the Reverse Stock Split Date, that all of the Equity Conditions are satisfied (unless waived in writing by a Holder with respect to such Holder) (the “Mandatory Conversion Date”), the Corporation may deliver written notice of the Mandatory Conversion to all Holders on the Mandatory Conversion Date and, on such Mandatory Conversion Date, the Corporation shall convert all of each Holder’s shares of Series B Preferred Stock (the “Mandatory Conversion”) into Conversion Shares at the then effective Conversion Price on the Mandatory Conversion Date, it being agreed that the “Conversion Date” for purposes of Section 6 herein shall be deemed to be the Mandatory Conversion Date. The Mandatory Conversion hereunder shall not be effective, unless all of the Equity Conditions are met or duly waived in writing by a Holder with respect to such Holder) on the Mandatory Conversion Date through and including the Share Delivery Date and the actual delivery of all of the Conversion Shares to the Holders. For purposes of clarification, a Mandatory Conversion shall be subject to all of the provisions of Section 6.

b) Forced Conversion. At any time after 120 days following the Mandatory Conversion Date, the Corporation may deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series B Preferred Stock (as specified in such Forced Conversion Notice) pursuant to Section 6 (a “Forced Conversion”), it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to be the Forced Conversion Notice Date (such date, the “Forced Conversion Date”), provided that the Corporation shall not deliver a Forced Conversion Notice more than once in any 60 day period. The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on the Forced Conversion Notice Date through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Series B Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series B Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and Section 6(d) on Beneficial Ownership Limitation on conversion.

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c) Limitations. Notwithstanding the terms of Sections 8(a) or 8(b) above, if the Corporation exercises its right to cause the conversion of Series B Preferred Stock pursuant to Section 8(a) or Section 8(b) above, then, following the receipt of a Mandatory Conversion Notice or Forced Conversion Notice, and at any time during the Redemption Period, as defined in Section 9(a) below, each such Holder shall be entitled to deliver a Redemption Notice to the Corporation to cause the Corporation to redeem its shares of Series B Preferred Stock otherwise subject to conversion pursuant to Section 9 below. In the event a Holder delivers a Redemption Notice pursuant to this Section 8(c), any conversion contemplated by the applicable Mandatory Conversion Notice or Forced Conversion Notice shall be null and void ab initio, and the Corporation shall be obligated to redeem such Holder’s Series B Preferred Stock pursuant to Section 9(a) and Section 9(b) below.

Section 9. Redemption

a) After (i) the Authorized Stockholder Approval and (ii) before the date that is the thirtieth (30th) calendar day following the Reverse Stock Split Date (the “Redemption Period”), each Holder of Series B Preferred Stock shall have the right to elect to have all (but not less than all) of the outstanding shares of Series B Preferred Stock held by such holder redeemed by the Corporation as provided herein, to the extent of funds lawfully available therefor, at a price equal to (x) if the Holder makes a Cash Election (as defined below), cash in an amount equal to the Stated Value of such shares or (ii) if the Holder makes a Debt Election, Notes having an aggregate principal amount equal to the Stated Value of such shares (the “Redemption Consideration”). A Holder may elect to receive the proceeds of the redemption of such Holder’s shares of Series B Preferred Stock in the form of (x) cash by so specifying in the Redemption Notice (a “Cash Election”) or (y) provided such Holder is or will be a party to the Loan Agreement, in Notes by so specifying in the Redemption Notice (a “Debt Election” and, together with the Cash Election, the “Redemption Consideration Election”). If a Holder fails to make a Cash Election or a Debt Election, or if a Holder is not or will not be a party to the Loan Agreement, the Holder will be deemed to have made a Cash Election. A Redemption Consideration Election made by a Holder of Series B Preferred Stock shall apply with respect to all shares of Series B Preferred Stock submitted by such Holder for redemption.

b) If a Holder exercises its option to redeem the shares of Series B Preferred Stock pursuant to this Section 9, the Corporation shall effect such redemption at the close of business on the Business Day next following the date on which the Holder gives a written notice of redemption to the Corporation in the form attached hereto as Annex B (the “Redemption Notice”) in compliance herewith (such date of redemption, the “Redemption Date”). The Redemption Notice shall be given during the Redemption Period and shall contain all information set forth in the form attached hereto as Annex B (including a statement that the Holder is surrendering all of its shares of Series B Preferred Stock for redemption pursuant to this Section 9 and the specification of such Holder’s Redemption Consideration Election), and shall be accompanied by the certificate(s) representing such shares (if such shares are represented by certificates) and any other instructions required to effect the redemption.

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c) Upon the Redemption Date, notwithstanding that any certificate representing any shares of Series B Preferred Stock so called for redemption has not been surrendered, all shares submitted for redemption shall be cancelled, and all rights with respect to such shares shall forthwith cease and terminate, except for the right of the holders thereof to receive the Redemption Consideration, without interest.

d) To the extent the Corporation does not have sufficient funds lawfully available to redeem all shares of Series B Preferred Stock submitted for redemption pursuant hereto, then the Corporation shall redeem the maximum possible number of shares of Series B Preferred Stock that it is required to redeem on the Redemption Date and, thereafter, shall continuously redeem such shares as and when funds become lawfully therefor.

Section 10. Indebtedness

Until the date on which the conversion and/or redemption of the Series B Preferred Stock has been fully effected, the Corporation shall not incur any Indebtedness other than Permitted Indebtedness, in each case, as defined in the Loan Agreement.

Section 11. Transfer Restrictions

No shares of Series B Preferred Stock may be Transferred by the Holder at any time prior to the Authorized Stockholder Approval without the prior written consent of the Board of Directors of the Corporation (which consent may be granted or withheld in the sole and absolute discretion of the Board of Directors). At all times prior to the Authorized Stockholder Approval, certificates representing shares of Series B Preferred Stock shall contain a legend summarizing the restrictions on transfer set forth herein (or, if such shares are uncertificated, the Corporation shall give notice of such restrictions in accordance with Section 151 of the DGCL).

Section 12. Corporation Certification

At any time while Series B Preferred Stock is outstanding, the Corporation shall, at the request of the Holder, furnish to such Holder a written certificate as described in the representation set forth in Section 3.1(oo) of the Purchase Agreement (or any successor provision).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of April 2022.

__________________________________________ Name: Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of Palatin Technologies, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation, according to the conditions hereof (including in the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designations”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Certificate of Designations), as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ____________________________________________________
Number of shares of Series B Preferred Stock owned prior to Conversion: _________________
Number of shares of Series B Preferred Stock to be Converted: _________________________
Stated Value of shares of Series B Preferred Stock to be Converted: ______________________
Number of shares of Common Stock to be Issued: ___________________________________
Applicable Conversion Price: ___________________________________________________
Number of shares of Series B Preferred Stock subsequent to Conversion: __________________
Address for Delivery: ______________________ ______________________ ______________________ Or DWAC Instructions: Broker no: _________ Account no: ___________
HOLDER

By:	___________________________________ Name: Title:

ANNEX B

NOTICE OF REDEMPTION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO REDEEM SHARES
OF SERIES B PREFERRED STOCK)

[_________ __, 20__]

The undersigned hereby elects to redeem [_____] shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of Palatin Technologies, Inc., a Delaware corporation (the “Corporation”), constituting all shares of Series B Preferred Stock held by the undersigned, in exchange for the Redemption Consideration therefor (as provided below) according to the conditions hereof (including in the Certificate of Designation of the Series B Preferred Stock (the “Certificate of Designations”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Certificate of Designations). Enclosed herewith are the certificate(s), if any, representing the shares of Series B Preferred Stock held by the undersigned that are represented by certificates. The undersigned hereby instructs the Secretary of the Corporation (or any duly empowered officer of the Corporation) as its attorney in fact, with power of substitution, to make all transfers on the books and records of the Corporation of the shares subject to this Notice of Redemption upon the redemption thereof in accordance with the Certificate of Designations. The undersigned hereby gives notice that it is making a [Cash Election][Debt Election]. [If a Cash Election is Made][Set forth below are wire transfer instructions for payment of the Redemption Consideration.][If a Debt Election is Made][Set forth below are the instructions for delivery of the Notes to the undersigned, including the address for delivery].

[Holder]

By:
Name:
Title: